EXHIBIT 10.1
THE MERIDIAN RESOURCE & EXPLORATION LLC
CHANGE IN CONTROL SEVERANCE PLAN
(As Adopted Effective December 15, 2008)

THE MERIDIAN RESOURCE & EXPLORATION LLC
CHANGE IN CONTROL SEVERANCE PLAN
(As Adopted Effective December 15, 2008)
     WHEREAS, The Meridian Resource & Exploration LLC, a limited liability company organized and existing under the laws of the State of Delaware (“TMRX”), recognizes that one of its most valuable assets is its employees and consultants;
     WHEREAS, TMRX would like to provide severance benefits in the event that the employment or affiliation relationship of certain service providers is involuntarily terminated in conjunction with a change in control; and
     WHEREAS, TMRX desires to establish The Meridian Resource Change in Control Severance Plan (the “Plan”);
     NOW, THEREFORE, TMRX adopts this Agreement effective December 15, 2008.

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THE MERIDIAN RESOURCE & EXPLORATION LLC
CHANGE IN CONTROL SEVERANCE PLAN
ARTICLE I
ESTABLISHMENT AND OBJECTIVE
     1.1 Establishment. The Meridian Resource & Exploration LLC, a Delaware limited liability company, hereby establishes a plan for certain employees and consultants to be known as the “The Meridian Resource Change in Control Severance Plan” (the “Plan”).
     1.2 Objective. The Plan is designed to attract and retain certain designated employees and consultants of the Company and the Affiliates (defined below) and to reward such employees and consultants of the Company by providing replacement income and certain benefits in conjunction with a Change in Control (defined below).
ARTICLE II
DEFINITIONS
     2.1 Capitalized Terms. Whenever used in the Plan, the following capitalized terms in this Section 2.1 shall have the meanings set forth below:
     “Affiliate” means any entity which is a member of (i) the same controlled group of corporations within the meaning of section 414(b) of the Code with TMRC or TMRX, (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code) with TMRC or TMRX or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with TMRC or TMRX.
     “Annual Incentive Plan” means The Meridian Resource & Exploration LLC Annual Incentive Compensation Plan, as amended from time to time.
     “Applicable Factor” means the applicable factor specified in the Participant’s Notice of Participation not in excess of 1.5; 1.0; and .6 for a Level One Participant; a Level Two Participant; and a Level Three Participant, respectively.
     “Applicable Period” the number of months specified in the Participant’s Notice of Participation not in excess of 18; 12; and 6 for a Level One Participant; a Level Two Participant; and a Level Three Participant, respectively.
     “Assets” means assets of any kind owned by TMRC or TMRX including but not limited to securities of TMRX’s parent or direct and indirect subsidiaries and Affiliates.
     “Base Compensation” means a Participant’s base salary or wages from the Company (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) or net earnings from self employment from the Company (as defined in section 1402(a) of the Code) from the Company, modified by including any portion thereof that such Participant could have received in cash in lieu of any elective deferrals made by the Participant pursuant to a nonqualified deferred compensation arrangement or pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and any elective contributions under a cafeteria plan described in section 125 of the Code, and modified further by excluding any bonus, incentive compensation (including but not limited to equity-based compensation), commissions, expense reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective deferrals by the Participant under a qualified cash or deferred arrangement described in section 401(k) of the Code or a nonqualified deferred compensation arrangement that are expressly included in “Base Compensation” under the foregoing provisions of this definition), welfare benefits as defined in ERISA, overtime pay, special performance compensation amounts and severance compensation.
     “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to those terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
     “Board” means the Board of Directors of TMRX or other governing body of TMRX.
     “Cause” means (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board (or by a delegate appointed by the Board), which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise. For purposes of Sections (i) and (ii) of this definition, (A) no act, or failure to act, on the Participant’s part shall be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company and (B) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
     “Change in Control” means the occurrence of any of the following events:
     (a) the consummation of a Merger of TMRC or an Affiliate of TMRC with another Entity, unless the individuals and Entities who were the Beneficial Owners of the Voting Securities of TMRC outstanding immediately prior to such Merger own, directly or indirectly, more than 70 percent of the combined voting power of the Voting Securities of any of TMRC, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger;
     (b) any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of TMRC representing 30 percent or more of the combined voting power of TMRC’s then outstanding Voting Securities;

     (c) a sale, transfer, lease or other disposition of all or substantially all of TMRC or TMRX’s Assets is consummated (an “Asset Sale”), unless:
     (1) the individuals and Entities who were the Beneficial Owners of the Voting Securities of TMRC or TMRX immediately prior to such Asset Sale own, directly or indirectly, more than 70 percent of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of TMRC or TMRX’s Voting Securities immediately prior to such Asset Sale; or
     (2) the individuals who comprise the Board immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or
     (d) the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board of Directors of TMRC;
     (e) The stockholders of TMRC or TMRX approve a plan of complete liquidation or dissolution of TMRC or TMRX.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor act.
     “Committee” means, prior to a Change in Control, Joseph Reeves and Michael Mayell. After a Change in Control, “Committee” means such individuals as may be appointed by Joseph Reeves and Michael Mayell; provided, however, that the maximum number of individuals constituting the Committee after a Change in Control shall not exceed six (6).
     “Company” means TMRX or an Affiliate that adopts the Plan pursuant to the provisions of Article X.
     “Disability” means the Participant’s incapacity due to physical or mental illness that has caused the Participant to be absent from full-time performance of his duties with the Company for a period of six (6) consecutive months.
     “Effective Date” means December 15, 2008, the date as of which the Plan is adopted.
     “Eligible Individual” means an employee of a Company who is not the Chief Executive Officer or President and Chief Operating Officer of TMRC or TMRX or a director of TMRC. “Eligible Individual” also means a consultant of the Company or an Affiliate who is not a director of TMRC.

     “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.
     “Expiration Date” shall have the meaning specified in the definition of the “Term of the Plan”.
     “Good Reason” for termination by the Participant of his employment or affiliation means the occurrence (without the Participant’s express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a) below, such act or failure to act is corrected prior to the effective date of the Participant’s termination for Good Reason:
     (a) the assignment to the Participant of any duties or responsibilities which are substantially diminished as compared to the Participant’s duties and responsibilities immediately prior to a Change in Control or a material change in the Participant’s reporting responsibilities, titles or offices as an employee or consultant and as in effect immediately prior to the Change in Control.
     (b) a reduction by the Company in the sum of the amount of the Participant’s annual Base Compensation and the amount of the Participant’s target bonus opportunity under the Annual Incentive Plan as in effect immediately prior to a Change in Control;
     (c) the relocation of the Participant’s principal place of employment or work location to a location outside of a 30-mile radius from the Participant’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Participant to be based anywhere other than such principal place of employment or work location (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations immediately prior to a Change in Control;
     (d) a material reduction in the employee benefits provided to the Participant immediately prior to the Change in Control; or
     (e) any purported termination of the Participant’s employment or affiliation which is not effected pursuant to a notice of termination satisfying the requirements of Section 6.1 hereof.
     The Participant’s right to terminate his employment or affiliation for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment or affiliation shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting Good Reason hereunder.
     For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist. The Committee’s determination regarding the existence of Good Reason shall be conclusive and binding upon all parties unless the Committee’s determination is arbitrary and capricious.
     “Highest Base Compensation” means the Participant’s annualized Base Compensation in effect immediately prior to (1) a Change in Control, (2) the first event or circumstance constituting Good Reason, or (3) the Participant’s Termination of Employment or Affiliation Relationship, whichever is greatest.
     “Incumbent Director” means —
     (a) a member of the Board of Directors of TMRC on the Effective Date; or
     (b) an individual-
     (1) who becomes a member of the Board of Directors of TMRC after the Effective Date;
     (2) whose appointment or election by the Board of Directors of TMRC or nomination for election by TMRC’s stockholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and
     (3) whose initial assumption of service on the Board of Directors of TMRC is not in connection with an actual or threatened election contest.
     “Level One Participant” means an Eligible Individual who is classified by the Committee as a Level One Participant.
     “Level Two Participant” means an Eligible Individual who is classified by the Committee as a Level Two Participant.
     “Level Three Participant” means an Eligible Individual who is classified by the Committee as a Level Three Participant.
     “Merger” means a merger, consolidation or similar transaction.
     “Notice of Participation” has the meaning specified in Section 2.02.
     “Participant” means an individual who is eligible to participate in the Plan under the provisions of Article III.

     “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) TMRC, TMRX, the Company or any of their Affiliates, (b) a trustee or other fiduciary holding TMRC or TMRX securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of TMRC or TMRX in substantially the same proportions as their ownership of stock of the Company.
     “Plan” means The Meridian Resource & Exploration LLC Change in Control Severance Plan, as it may be amended from time to time.
     “Renewal Date” shall have the meaning specified in the definition of the “Term of the Plan.”
     “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.
     “Separation From Service” has the meaning ascribed to that term in Section 409A.
     “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A.
     “Specified Owner” means any of the following:
     (a) TMRC or an Affiliate of TMRC;
     (b) an employee benefit plan (or related trust) sponsored or maintained by TMRC or TMRX or any Affiliate of TMRC or TMRX;
     (c) a Person that becomes a Beneficial Owner of TMRC’s or TMRX’s outstanding Voting Securities representing 50 percent or more of the combined voting power of TMRC’s or TMRX’s then outstanding Voting Securities as a result of the acquisition of securities directly from TMRC and/or its Affiliates and/or Joseph Reeves and/or Michael Mayell;
     (d) Joseph Reeves or Michael Mayell; or
     (e) a Person that becomes a Beneficial Owner of TMRC’s or TMRX’s outstanding Voting Securities representing 50 percent or more of the combined voting power of TMRC’s or TMRX’s then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of TMRC or TMRX outstanding immediately prior to such Merger own, directly or indirectly, more than 70 percent of the combined voting power of the Voting Securities of any of TMRC or TMRX, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of TMRC or TMRX outstanding immediately prior to such Merger.
     “Term of the Plan” means the period commencing on the Effective Date and ending on:
     (a) the last day of the two-year period beginning on the Effective Date if no Change in Control shall have occurred during that one-year period (such last day being the “Expiration Date”); or
     (b) if a Change in Control shall have occurred during (i) the one-year period beginning on the Effective Date or (ii) any period for which the Term of the Plan shall have been automatically extended pursuant to the second sentence of this definition, the last day of the two-year period beginning on the date on which the Change in Control occurred.
     After the expiration of the time period described in subsection (a) of this definition and in the absence of a Change in Control (as described in subsection (b) of this definition) the Term of the Plan shall be automatically extended for successive two-year periods beginning on the day immediately following the Expiration Date (the beginning date of each successive two-year period being a “Renewal Date”), unless, not later than nine months prior to the Expiration Date or applicable Renewal Date, the Company shall give notice to Participants that the Term of the Plan will not be extended.
     “Termination Date” means the date as of which a Participant incurs a Separation From Service determined in accordance with the provisions of Section 6.2.
     “Termination of Employment or Affiliation Relationship” means the termination of an individual’s employment or affiliation relationship with the Company (i) by the Company without Cause after a Change in Control occurs, or (ii) by the individual for Good Reason after a Change in Control occurs.
     For purposes of this definition, an individual’s employment or affiliation relationship shall be deemed to have been terminated after a Change in Control, if (a) a Change in Control occurs and (b) (i) the individual’s employment or affiliation relationship is terminated by the Company without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; (ii) the individual terminates his employment or affiliation relationship for Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; or (iii) the individual’s employment or affiliation relationship is terminated by the Company without Cause or by the individual for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Participant shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.
     Termination of Employment or Affiliation Relationship does not include (i) a termination of employment or affiliation due to the individual’s death or Disability, or (ii) a termination of employment or affiliation by the individual without Good Reason.
     “TMRC” means The Meridian Resource Corporation, a Texas corporation, and any successor by merger or otherwise.
     “TMRX” means The Meridian Resource & Exploration LLC, a Delaware limited liability company , and any successor by merger or otherwise.
     “Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.
     2.2 Number and Gender. As used in the Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections, Articles and clauses mean the sections and clauses of the Plan.
     2.3 Headings. The headings of Sections and Articles herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
ARTICLE III
ELIGIBILITY
     The individuals who shall be eligible to participate in the Plan shall be those Eligible Individuals who are selected by the Committee. The Committee shall notify an Eligible Individual who has been selected for participation of his eligibility to participate in the Plan by furnishing him a written notification of participation. Unless such notification (the “Notice of Participation”) is delivered to an Eligible Individual by the Committee the Eligible Individual shall not be a Participant. Unless a Participant signs and returns to the Committee a copy of the Notice of Participation on or prior to the deadline specified in the Notice of Participation, he or she shall not be eligible to receive payments or benefits under the Plan. The Notice of Participation shall specify whether the Eligible Individual is classified by the Committee as a Level One Participant, a Level Two Participant or a Level Three Participant. The Notice of Participation shall also specify the Eligible Individual’s Applicable Factor and the Eligible Individual’s Applicable Period.
     Notwithstanding any other provision of the Plan, the Committee may discontinue an individual’s eligibility to participate in the Plan by providing him written advance notice (the “Notice”), no later than 9 months prior to the Expiration Date or a Renewal Date (as defined in the definition of “Term of the Plan” in Section 2.1), that he shall no longer participate in the Plan; provided, however, that should a Change in Control occur during such 9-month advance notification period, the Notice shall be void and of no effect, and the Participant shall be eligible to participate in the Plan as if the Notice were never given.
ARTICLE IV
BENEFITS
     4.1 Equity Based Compensation. Upon the occurrence of a Change in Control, all options to acquire TMRC stock, all shares of restricted TMRC stock, all other equity or phantom equity incentives and any awards the value of which is determined by reference to or based upon the value of TMRC stock, held by the Participant under any plan of the Company shall become immediately vested, exercisable and nonforfeitable and all conditions thereof (including, but not limited to, any required holding periods) shall be deemed to have been satisfied. However, in the case of such an award that is subject to Section 409A, the payment of the award shall not be made earlier than the earlier to occur of (1) the date on which occurs a Change in Control that constitutes a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A or (2) the payment date specified in the applicable award agreement or the applicable terms and conditions relating to the award.
     4.2 Benefits Following Termination of Employment or Affiliation Relationship. If a Participant incurs a Termination of Employment or Affiliation Relationship during the Term of the Plan, the Company shall provide the Participant the benefits described below.
     (a) Severance Payment. The Company will pay the Participant a cash severance benefit in an amount equal to the Applicable Factor multiplied by the Participant’s Highest Base Compensation.
     A Participant’s severance payment under this paragraph (a) will be paid in accordance with the provisions of Article V.
     (b) Accident and Health Insurance Benefits. The Company shall arrange to provide the Participant and his dependents continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for accident and health insurance benefits substantially similar to those provided to the Participant and his dependents by the Company immediately prior to the Termination Date or, if more favorable to the Participant, those provided to the Participant and his dependents immediately by the Company prior to the first occurrence of an event or circumstance constituting Good Reason, at no cost to the Participant, for the Applicable Period following the Participant’s Termination Date (or such shorter period of time as is required under COBRA).
     Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 4.2(b), or in-kind benefits provided, during the Participant’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Participant. Any reimbursement of an expense described in this Section 4.2(b) shall be made on or before the last day of the Participant’s taxable year following the Participants’ taxable year in which the expense was incurred. The Participant’s right to reimbursement or in-kind benefits pursuant to this Section 4.2(b) shall not be subject to liquidation or exchange for another benefit.
     (c) Life Insurance. A Participant shall be entitled to a single sum cash payment in an amount equivalent to the product of (i) the total monthly basic life insurance premium (both the portion paid by the Company and the portion paid by the Participant) applicable to the Participant’s basic life insurance coverage on his Termination Date and (ii) the Applicable Period. The single sum cash payment will be made in accordance with the provisions of Article V. If a conversion option is applicable under the Company’s group life insurance program, a Participant may, at his option, convert his basic life insurance coverage to an individual policy after his Termination Date by completing the forms required by the Company.
     4.3 Legal Fees. The Company shall pay all legal fees and expenses incurred by the Participant (i) in disputing in good faith any issue relating to the Participant’s termination of employment or affiliation, or (ii) in seeking in good faith to obtain or enforce any benefit or right provided under the Plan. Such payments shall be made within ten (10) business days after the delivery of the Participant’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. In any event the Company shall pay the Participant such legal fees and expenses by the last day of the Participant’s taxable year following the taxable year in which the Participant incurred such legal fees and expenses. The legal fees or expenses that are subject to reimbursement pursuant to this Section 4.3 shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 4.3 during a given taxable year of the Participant shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Participant. The right to reimbursement pursuant to this Section 4.3 is not subject to liquidation or exchange for another benefit.
ARTICLE V
TIME OF BENEFITS PAYMENTS
     The Company shall pay the Participant any cash benefits described in paragraphs (a), (b), (c) and (e) of Section 4.2 in a single sum cash payment within thirty (30) days after the Participant’s Separation From Service if the Participant is not a Specified Employee or on the date that is six months following the Participant’s Separation From Service if the Participant is a Specified Employee.
ARTICLE VI
TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE
     6.1 Notice of Termination. After a Change in Control and during the Term of the Plan, any purported termination of the Participant’s employment or affiliation relationship by the Company shall be communicated by the Company by a written Notice of Termination to the

Participant in accordance with Section 11.7 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. No purported termination of the Participant’s employment by the Company after a Change in Control and during the Term of the Plan shall be effective unless the Company complies with the procedures set forth in this Section 6.1.
     6.2 Termination Date. “Termination Date,” with respect to any purported Separation From Service after a Change in Control and during the Term of the Plan, shall mean (i) if the Participant’s employment or affiliation relationship is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant’s duties during such thirty (30) day period), and (ii) if the Participant’s employment or affiliation relationship is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Participant, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
     6.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Termination Date (as determined without regard to this Section 6.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be extended until the earlier of (i) the date on which the Term of the Plan ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Termination Date shall be extended by a notice of dispute given by the Participant only if such notice is given in good faith and the Participant pursues the resolution of such dispute with reasonable diligence.
ARTICLE VII
WITHHOLDING
     The Company may withhold from any benefits paid under the Plan all income, employment, and other taxes required to be withheld under applicable law.

ARTICLE VIII
DEATH OF PARTICIPANT
     If a Participant dies after his Termination Date but before the Participant receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Participant’s surviving spouse, or if the Participant does not have a surviving spouse, to the Participant’s estate.
ARTICLE IX
AMENDMENT AND TERMINATION
     During the Term of the Plan, the Plan may not be terminated or amended in any manner that would negatively affect a Participant’s rights under the Plan. Further, no amendment or termination of the Plan after a Participant’s Termination Date shall affect the benefits payable to such Participant. Subject to the foregoing restrictions, TMRX may amend or terminate the Plan by a written instrument that is authorized by the Committee.
ARTICLE X
ADOPTION OF PLAN BY AFFILIATES
     (a) With the written approval of the Committee, any entity that is an Affiliate may adopt the Plan by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Plan and providing all information required by the Committee.
     (b) The provisions of the Plan shall apply separately and equally to each adopting Affiliate in the same manner as is expressly provided for the Company, except that the power to appoint the Committee and the power to amend or terminate the Plan shall be exercised by TMRX.
     (c) For purposes of the Code and ERISA, the Plan as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.
ARTICLE XI
MISCELLANEOUS
     11.1 Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company and its employees and consultants that gives any employee or consultant the right to be retained in its employment or service. Likewise, it is not intended to interfere with the rights of the Company to terminate an employee’s or consultant’s employment or affiliation at any time with or without notice and with or without cause or to interfere with an employee’s or consultant’s right to terminate his employment at any time.
     11.2 Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a

Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.
     11.3 Severability. Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
     11.4 Binding Effect. The Plan shall be binding upon any successor of the Company. Further, the Board shall not authorize a Change in Control that is a merger or a sale transaction unless the purchaser or the Company’s successor agrees to take such actions as are necessary to cause all Participants to be paid or provided all benefits due under the terms of the Plan as in effect immediately prior to the Change in Control.
     11.5 Other Amounts Due. Except as expressly provided otherwise herein, the payments and benefits provided for in the Plan are in addition to and not in lieu of amounts and benefits that are earned by a Participant prior to his Termination Date. The Company shall pay a Participant any compensation earned through the Termination Date but not previously paid the Participant. Further the Participant shall be entitled to any other amounts or benefits due the Participant in accordance with any contract, plan, program or policy of the Company or any of its Affiliates. Amounts that the Participant is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Participant’s Termination Date shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.
     11.6 Notices. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the residential address listed on the Participant’s notification of participation and, if to the Company, to 1401 Enclave Parkway, Suite 300; Houston, Texas 77077; Attention: General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.
     11.7 Governing Law. All provisions of the Plan shall be construed in accordance with the laws of the State of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.

     IN WITNESS WHEREOF, TMRX has caused this instrument to be executed by its duly authorized officer this 23rd day of December, 2008, effective as of December 15, 2008.
THE MERIDIAN RESOURCE & EXPLORATION LLC
By: /s/ JOSEPH A. REEVES, JR.
Title: CHIEF EXECUTIVE OFFICER